Exhibit 2.2(c){PRIVATE }
                TERMS OF SERIES A PREFERRED STOCK

          There shall be a series of Preferred Stock designated as Preferred Stock, Series A (the "Series A preferred Stock"), with a par value of One Cent ($.01) per share and a stated value of One Thousand Dollars ($1,000.00) per share. The authorized number of shares constituting such series shall be Three Thousand (3,000).


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     Voting Rights.
               Holders of outstanding shares of Series A Preferred Stock shall not be entitled to vote such shares for any purpose, except (a) as provided for in this Paragraph 1, and (b) as specifically required by the Florida Business Corporation Act.
               So long as Three Hundred (300) or more shares of Series A Preferred Stock are outstanding the holders thereof shall be entitled to elect one (1) Director of the Corporation by majority vote of such holders voting as a separate class.
                 So long as any shares of Series A Preferred Stock are outstanding the Corporation shall not, without the approval of a majority of the holders of such shares voting as a separate class, increase or decrease the authorized number of shares of Series A Preferred Stock or authorize or issue any shares of capital stock or securities convertible into any shares of capital stock ranking senior to or on parity with the Series A Preferred Stock with respect to liquidation or payment of dividends. Notwithstanding anything to the contrary expressed herein, the Corporation may issue without the approval of the holders of Series A Preferred Stock as a separate class, shares of Series A Preferred Stock authorized herein.


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               Dividend Rights.
               The Holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, dividends payable as provided for in this Paragraph 2.
               Dividends with respect to the shares of Series A Preferred Stock shall be payable in cash on January 15, April 15, June 15 and September 15 of each year ("Dividend Payment Date") commencing on the first Dividend Payment Date after the date upon which each such share of Series A Preferred Stock was originally issued ("Issuance Date"), and continuing so long as any shares of Series A Preferred Stock remain outstanding.
                  Dividends payable with respect to the shares of Series A Preferred Stock on each Dividend Payment Date shall be a per share amount equal to the product of (i) the stated value of One Thousand Dollars ($1,000) per share, plus Accrued Dividends, (ii) the Dividend Rate then applicable, and (iii) the Dividend Period Fraction applicable with respect to such Dividend Payment Date (all as defined below).
               "Accrued Dividends" with respect to any shares of Series A Preferred Stock means, as of any given time, the then Full Cumulative Dividends less the amount of all dividends theretofore paid with respect to the relevant shares of Series A Preferred Stock.
               "Full Cumulative Dividends" means with respect to any shares of Series A Preferred Stock (whether or not in any Dividend Period, or any part thereof, in respect of which such term is used there shall have been net profits or net assets legally available for the payment of such dividends, and without regard to the restrictions with respect to the payment of dividends set forth in any agreement to which the Corporation is a party or by which it is bound) that amount which shall be equal to all dividends whether or not earned or declared or paid upon the relevant shares as provided herein for the period of time elapsed from the Issuance Date to the most recent Dividend Payment Date or, in the case of any shares to be redeemed, the applicable redemption date.
               As used herein, the term "Dividend Rate" means a per annum rate equal to eight percent (8%); provided, however, that with respect to each Dividend Payment Date after the occurrence and during the continuation of a Redemption Default, the Dividend Rate shall be increased to a per annum rate equal to fifteen percent (15%).
               As used in all Paragraphs hereof, with respect to each Dividend Payment Date, the term "Dividend Period Fraction" means 0.25; provided, however, that (i) with respect to the first Dividend Payment Date after the Issuance Date, the term "Dividend Period Fraction" means the product of 0.25 and the quotient of (A) the actual number of days elapsed from the Issuance Date to, but not including, the first Dividend Payment Date, divided by (B) ninety (90) days and, (ii) with respect to any Redemption Date that is not a Dividend Payment Date, the term "Dividend Period Fraction" means the product of 0.25 and the quotient of (A) the actual number of days elapsed from the Dividend Payment Date immediately preceding such Redemption Date to, but not including, the Redemption Date, divided by (B) ninety (90) days.
               Dividends shall be paid to the holders of record at the close of business upon the date specified by the Board of Directors at the time such dividend is declared; provided, however, that such record date shall not be more than ten (10) days prior to the applicable Dividend Payment Date. Such divi-dends shall cumulate on each share from the Issuance Date (whether or not there shall be net profits or net assets of the Corporation legally available for the payment of such dividends, and without regard to the restrictions with respect to the payment of dividends set forth in any agreement to which the Corporation

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is a party or by which it is bound) and  shall cumulate from day to day  whether or not earned or declared, to the date on which such share is redeemed and the full Redemption Price therefor is paid pursuant to Paragraph 5 hereof. To the extent dividends are not paid, the holders of shares of Series A Preferred Stock shall continue to have the right to receive the unpaid balance of the dividends
when declared  by the  Board of  Directors.   Accrued Dividends  shall not  bear
interest.
               The Corporation shall not:
                         declare or pay any dividend whatsoever whether in cash
     property or otherwise with respect to the Common Shares or shares of any other class of capital stock ranking junior with respect to liquidation or payment of dividends to the shares of Series A Preferred Stock (collec-tively, the "Junior Stock") unless the Corporation shall, on or before the proposed date for payment of such dividend, have declared on the outstanding shares of Series A Preferred Stock and paid (or, if the Corporation cannot determine to whom or where to pay the dividends, set apart for payment in a separate account) all Accrued Dividends as of the most recent Dividend Payment Date which has occurred; and
                         make any distribution on any Junior Stock or set  aside
     any assets for any such purposes, nor shall any Junior Stock be purchased, redeemed or otherwise acquired if the Corporation shall not, on or before the proposed date on which any such Junior Stock is to be purchased, redeemed or otherwise acquired, have fully redeemed all outstanding shares of Series A Preferred Stock at the full Redemption Price in accordance with the provisions hereof on or before the proposed date for payment of such dividend; provided, however, that the restriction set forth in this clause
     (b) shall not prohibit the Corporation from purchasing Junior Stock from employees or former employees of the Corporation or its subsidiaries or affiliates who are not holders of such Junior Stock on the date shares of Series A Preferred Stock are first issued.
               Each fractional  Senior  Preferred Share  outstanding  shall  be entitled to a ratably proportionate amount of all dividends to which each outstanding full share of shares of Series A Preferred Stock is entitled pursuant to this Paragraph 2, and all of such dividends with respect to such outstanding fractional shares shall be fully cumulative and shall accrued (whether or not declared) and shall be payable in the same manner and at such times as provided for in this Paragraph 2 with respect to dividends on each outstanding full share of Series A Preferred Stock.
                 If, at any time, the Corporation shall pay a dividend on the shares of Series A Preferred Stock which is less than the full amount of the Full Cumulative Dividends payable with respect to the shares of Series A
Preferred  Stock,  then  such  dividend  shall  be  distributed   pro  rata   in
accordance with the amount of dividends that the holders of each outstanding share of Series A Preferred Stock would be entitled to receive if all dividends payable on such shares were paid in full.







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               Liquidation Rights.
               Upon the dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock shall be entitled to receive from the Corporation's assets available for distribution to shareholders cash in the amount of One Thousand Dollars ($1,000) per share plus all Accrued Dividends, before any payment or distribution shall be made to the holders of Common Shares or other shares of Junior Stock. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the amounts payable under this paragraph (i) to the holders of all the outstanding shares of Series A Preferred Stock are not paid in full, the holders of such shares of Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled.
               Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation, nor the consolidation or merger of the Corporation with or into any other corporation or corporations, nor the consolidation or merger of any other corporation or corporations with or into the Corporation, nor the reorganization of the Corporation, shall be deem ed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Paragraph 3.
                 After the payment in cash to the holders of shares of Series A Preferred Stock of the full preferential amount fixed in accordance with the provisions of subparagraph (i) with respect to the outstanding shares of Series A Preferred Stock, all of the remaining assets of the Corporation available for distribution to shareholders shall be distributed to holders of Junior Stock in accordance with the provisions thereof.
               Conversion Rights.
               The shares of Series A Preferred Stock shall not be convertible into Common Shares or any other security of the Corporation.
               Redemption Rights.
               Mandatory Redemptions. On April 15, 2003, the Corporation shall redeem all of the then outstanding shares of Series A Preferred Stock at a redemption price per share equal to One Thousand Dollars ($1,000) plus Accrued Dividends through the date of such redemption.
               Prior to April 15, 2003, the Corporation shall redeem all of the then outstanding shares of Series A Preferred Stock at a redemption price per share equal to One Thousand Dollars ($1,000) plus Accrued Dividends through the date of such redemption upon the occurrence of any of the following events:
                         any merger or consolidation of the Corporation with another corporation or entity pursuant to which the Corporation is not the surviving entity;
                         the sale or other disposition (including disposi-
     tion by merger or consolidation) of substantially all of the assets of the Corporation and its consolidated subsidiaries or other entities;
                         any  event,  including,  without  limitation,   an
     issuance or sale of Common Shares or shares of any other class or series of stock of the Company or Convertible Securities, that would or could result in the holders of Common Shares who were holders of such shares on the date shares of Series A Preferred Stock are first issued (i) having the right to exercise less than 51% of the total voting power of the Corporation for the election of its directors

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     after such  issuance or  sale or  (ii)  owning less  than  twenty-five percent (25%) of the total number  of the Corporation's Fully  Diluted
     Outstanding Common  Shares.    For purposes  of  this  paragraph  (i),
     "Convertible Securities" shall mean evidences of indebtedness,  shares of stock or other securities that are convertible into or exchangeable for, with or without payment of additional consideration in cash or property, or options, warrants or other rights that are exercisable for, Common Shares that, when issued, would constitute Common Shares, either immediately or upon the occurrence of a specified date or a specified event, and (ii) "Fully Diluted Outstanding" shall mean, when used with reference to Common Shares, at any date as of which the number of shares thereof is to be determined, all Common Shares outstanding at such date and the maximum number of Common Shares issuable in respect of Convertible Securities and options and warrants to purchase  Common Shares  or Convertible  Securities outstanding  on such date (whether or not the rights to convert, exchange or exercise thereunder are presently exercisable).
                         either (i) the first  public offering of Common  Shares
     pursuant to a registration statement filed with the Securities and Exchange Commission or any other federal agency then administering the Securities Act of 1933, as amended, and other federal securities laws ("IPO"), provided that the net proceeds to the Corporation as a result of such IPO are equal to or greater than Ten Million Dollars ($10,000,000) or (ii) any public offering of Common Shares by the Corporation or holders of Common Shares subsequent to an IPO.
               Optional Redemption. The Corporation may, at the option of the Board of Directors, at any time redeem all or a portion of the outstanding shares of Series A Preferred Stock at a redemption price per share equal to One Thousand Dollars ($1,000) plus Accrued Dividends through the date of such redemption.
               Notice of every redemption pursuant to this Paragraph 5 shall be sent by first-class mail, postage prepaid, to the holders of the record of the shares of Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation. Such notice shall not be mailed not less than thirty (30) days in advance of the date fixed for such redemption to the holders of record of the shares of Series A Preferred Stock.
          General  Requirements.    Anything  contained  in  this  Paragraph   5
regarding redemption of shares of Series A Preferred Stock to the contrary notwithstanding, if the redemption price has been paid on or after any Redemption Date, all rights of the holders of shares of Series A Preferred Stock as shareholders of the Corporation with respect to those shares of Series A
Preferred Stock to be redeemed, except the right to receive the redemption price, shall cease and terminate whether or not the certificates for the shares so redeemed shall have been received by the Corporation. On the redemption date, the Corporation shall deliver to each holder of shares of Series A Preferred Stock whose shares are to be redeemed immediately available funds in an amount equal to the redemption price multiplied by the number of shares of Series A Preferred Stock to be redeemed from such holder.
               Restrictions. The Corporation's right and obligation to redeem shares of Series A Preferred Stock pursuant to this Paragraph 5 is subject to the Corporation having available funds which, under Florida law, may legally be used for such purpose, and to applicable restrictions set forth in any agreement to which the Corporation is a party or by which it is bound. The Corporation shall use reasonable efforts to remedy any restriction which would prohibit the Corporation's right to redeem shares of Series A Preferred Stock, it being understood, however, that the Corporation need not breach any fiduciary duty imposed upon it nor incur a material liability or expense.

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               Covenants.
          The Corporation covenants with the holders of shares of Series A Preferred Stock as follows:
               to furnish, or cause to be furnished, to each holder of shares of Series A Preferred Stock (i) within one hundred twenty (120) days of the close of its fiscal year, annual audited consolidated financial statements of the Corporation consisting of a balance sheet, income statement, and statement of cash flow, prepared in accordance with generally accepted accounting principles, consistently applied, as certified by the independent public accountants for the Corporation (ii) within thirty (30) days of the close of each fiscal quarter, unaudited quarterly and year-to-date consolidated financial statements consisting of balance sheets, income statements and statements of cash flow, prepared in accordance with generally accepted accounting principles, consistently applied, as certified by the chief executive or chief financial officer of the Corporation and (iii) all financial and other reports and information furnished by the Corporation to holders of shares of Junior Stock;
               to take no affirmative corporate action which would have the effect of interfering with, impeding or otherwise restricting the
     right  of  holders  of  shares  of  Series  A  Preferred  Stock   from
     transferring, assigning or otherwise disposing of any shares of Series
     A Preferred Stock.
               Miscellaneous.
          Any shares of Series A Preferred Stock redeemed or otherwise acquired by the Corporation in any manner whatsoever shall be deemed retired.
          Each certificate representing a share or shares of Series A Preferred Stock shall state thereon the Issuance Date of such share or shares. 88/HANDEX/18746GGF.939















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